Exhibit 99.1

Applied Materials Announces a Strategic Investment in BE Semiconductor Industries

Purchased 9 percent of outstanding shares to build upon four years of successful collaboration on hybrid bonding technology for advanced packaging

SANTA CLARA, Calif., April 14, 2025 – Applied Materials, Inc. today announced it has purchased 9 percent of the outstanding shares of the common stock of BE Semiconductor Industries N.V. (Besi), a leading manufacturer of assembly equipment for the semiconductor industry.

Applied and Besi have been successfully collaborating since 2020, and recently extended their agreement, to co-develop the industry’s first fully integrated equipment solution for die-based hybrid bonding. Hybrid bonding is becoming a critical technology for advanced packaging of semiconductors as designers and manufacturers race to develop more energy-efficient chips. Hybrid bonding connects chips using direct copper-to-copper bonds, which increases density and shortens the lengths of interconnect wiring between chiplets, resulting in improved overall performance, power consumption and cost.

“We view this as a strategic, long-term investment that demonstrates Applied Materials’ commitment to co-developing the industry’s most capable hybrid bonding solution, a technology that is becoming increasingly important to the advanced logic and memory chips at the foundation of AI,” said Terry Lee, Corporate Vice President and General Manager, Heterogeneous Integration and Packaging at Applied Materials. “We look forward to furthering our collaboration with Besi and delivering innovative technology to our customers.”

Applied Materials and Besi have co-developed an integrated hybrid bonding system, which has the full capabilities chipmakers need to take the technology to very high-volume manufacturing over the next several years. The system brings together Applied’s expertise in front-end wafer and chip processing with high levels of bonding accuracy and speed from Besi’s leading die placement, interconnect and assembly solutions.

The investment was made through market-based transactions and is not subject to regulatory approvals. Applied does not intend to seek board representation at Besi, nor does it have plans to purchase additional shares of Besi common stock.

About Applied Materials

Applied Materials, Inc. (Nasdaq: AMAT) is the leader in materials engineering solutions used to produce virtually every new chip and advanced display in the world. Our expertise in modifying materials at atomic levels and on an industrial scale enables customers to transform possibilities into reality. At Applied Materials, our innovations make possible a better future. Learn more at www.appliedmaterials.com.

# # #

Applied Materials Contact:

Ricky Gradwohl (editorial/media) 408.235.4676

Liz Morali (financial community) 408.986.7977